Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sientra, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-199684, 333-202879, 333-209129, 333-210695, 333-215603, 333-222453, 333-223666 and 333-224625) on Forms S-3 and S-8 of Sientra, Inc. of our report dated March 14, 2019, with respect to the consolidated balance sheets of Sientra, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule (collectively, the consolidated financial statements), which report appears in the December 31, 2018 annual report on Form 10-K of Sientra, Inc.

/s/ KPMG LLP

Los Angeles, California
March 14, 2019